Exhibit 99.1

Statement from the Board of Directors of The Goldman Sachs Group, Inc.

The Board of Directors of The Goldman Sachs Group, Inc. has been engaged for more than five years with the senior management of the Firm on the matter of the underwriting of bonds associated with 1Malaysia Development Berhad (1MDB) that took place beginning eight years ago. As part of this effort, in February 2019, the Board announced that, given ongoing investigations related to 1MDB, it reserved the right to adjust certain compensation to past and current members of senior management when more information about 1MDB matters became available.

Today, Goldman Sachs announced settlements that resolve the government and regulatory investigations of the 1MDB matter. The Board views the 1MDB matter as an institutional failure, inconsistent with the high expectations it has for the Firm. To this end, the Board has been and continues to be focused on ensuring the proper controls and oversight are in place, repairing the reputational damage that has been done, and reinforcing the values the Firm aspires to live by.

Further, while none of the past or current members of senior management were involved in or aware of the Firm’s participation in any illicit activity at the time the Firm arranged the bond transactions, the Board has determined that it is appropriate in light of the findings of the government and regulatory investigations and the magnitude of the total 1MDB settlement that compensation for certain past and current members of senior management be impacted.

For those former employees implicated in the criminal scheme, the Firm has undertaken clawback actions to the full extent of its contractual entitlements with respect to three individuals: Tim Leissner, who has plead guilty to criminal charges; Ng Chong Hwa, who has been charged with the same crimes; and Andrea Vella, who has been prohibited by the Federal Reserve from participating in the banking industry. The amounts the Firm is seeking to forfeit from these individuals total approximately $76 million, of which the Firm is currently holding approximately $24 million.

Separately, in acknowledgement of the Firm’s institutional failures, five of the Firm’s former senior executive officers, the former Chief Executive Officer, the former Chief Operating Officer, a former Chief Financial Officer, the former Vice Chairman who was a CEO of Goldman Sachs International and the former Vice Chairman who was the Global Head of Growth Markets, will, to the extent not already paid, forfeit all or the majority of their outstanding Long-Term Performance Incentive Plan Awards that were granted in 2011 and which have a performance period that includes 2012 and 2013 when the 1MDB bond underwritings took place, and forfeit a portion of other previously awarded compensation, if applicable. One of these retired senior executives who previously received the 2011 award has voluntarily agreed to return the majority of it. The Firm is in active discussion with another of these retired senior executives, who also already received the 2011 award, about returning the majority of it as well. The amounts for these five individuals represent a portion of the pre-tax value of these awards granted or paid, and total approximately $67 million.

In addition, we think it is appropriate that the current executive leadership team, the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer, as well as the current CEO of Goldman Sachs International, have their overall compensation reduced by $31 million for 2020.

These clawbacks, forfeitures and compensation reductions will total approximately $174 million in the aggregate.

The Board has overseen significant enhancements to compliance and internal controls, including over the past five years. These enhancements include expanding the global compliance division; establishing an enhanced framework for addressing potential reputational risks, including an expanded review of significant and complex transactions; improving anti-bribery controls; enhancing the technical sophistication and training for the control-side of the Firm; and creating new programs to investigate and prevent risks and potentially harmful actions. More recently, the Firm has taken additional steps, including instituting new control procedures for higher risk sovereign-related financings and strengthening conduct oversight. The Board and senior management will continue to focus on further strengthening and improving these.

A special committee of the Board of Directors, comprised of the Lead Director and the Chairs of each of the Audit, Risk, Public Responsibilities and Compensation Committees of the Board, will oversee and review the remediation efforts arising out of the lessons of 1MDB.